Filed Pursuant to Rule 424(b)(7)
Registration No. 333-292987

Prospectus Supplement

(To Prospectus dated January 27, 2026)

50,000,000 Shares

StandardAero, Inc.

Common Stock

The selling stockholders identified in this prospectus supplement (the “selling stockholders”) are offering 50,000,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

We have entered into a stock purchase agreement (the “Stock Purchase Agreement”) with a selling stockholder pursuant to which we will repurchase 1,637,465 shares of our common stock in a private transaction at $30.535 per share, which is the price at which the shares are sold to the public in this offering less the underwriting discounts and commissions set forth on the cover page of this prospectus (the “Share Repurchase”). The Share Repurchase is expected to close concurrent with the closing of this offering on January 29, 2026. The repurchased shares of common stock will no longer be outstanding after this offering. The completion of the Share Repurchase is contingent on the satisfaction of customary closing conditions and conditioned upon the completion of this offering. The completion of this offering is not conditioned upon the completion of the Share Repurchase. We cannot assure you that this offering or the Share Repurchase will be consummated.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “SARO.” On January 26, 2026, the last reported sale price of our common stock on the NYSE was $32.72 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-14 of this prospectus supplement and page 7 of the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus, before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$31.000	$1,550,000,000
Underwriting discounts and commissions(1)	$0.465	$23,250,000
Proceeds, before expenses, to the selling stockholders	$30.535	$1,526,750,000

(1)	See “Underwriting (Conflicts of Interest)” for additional information regarding underwriting compensation.

This is a firm commitment underwritten offering. The underwriters may also exercise their option to purchase up to an additional 7,500,000 shares from the selling stockholders, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus to cover sales of additional shares by the underwriters. We will not receive any proceeds from the sale of our common stock pursuant to any exercise of the underwriters’ option to purchase additional shares.

The underwriters expect to deliver the shares of common stock to purchasers on or about January 29, 2026.

Joint Bookrunning Managers

Morgan Stanley	J.P. Morgan	RBC Capital Markets

BofA Securities	Jefferies	UBS Investment Bank

BTIG	CIBC Capital Markets	Citizens Capital Markets	Mizuho	Wolfe | Nomura Alliance	Santander	Societe Generale

Co-Managers

Carlyle	Amerivet Securities	Drexel Hamilton

Prospectus Supplement dated January 27, 2026

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

We, the selling stockholders and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement or in any free writing prospectuses we have prepared or that have been prepared on our behalf or to which we have referred you. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders and the underwriters are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the common stock.

For investors outside the United States: We, the selling stockholders and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement outside of the United States.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement and the accompanying prospectus:

•	the term “Carlyle” refers to those certain investment funds of The Carlyle Group Inc. and its affiliates;

•	the term “Carlyle Partners VII” refers to Carlyle Partners VII S1 Holdings II, L.P.;

•	the term “Exchange Act” refers to the U.S. Securities and Exchange Act of 1934, as amended;

•	the term “GIC” refers to GIC Private Limited;

•	the term “GIC Investor” refers to Hux Investment Pte. Ltd.;

•	the term “IPO” refers to our initial public offering of shares of common stock at a price of $24.00 per share, which occurred on October 2, 2024;

•	the term “Restructuring Transactions” refers to those certain restructuring transactions that were effected in connection with the IPO;

•	the term “SEC” refers to the U.S. Securities and Exchange Commission;

•	the term “Securities Act” refers to the U.S. Securities Act of 1933, as amended;

•	the term “selling stockholders” refers to Carlyle Partners VII and the GIC Investor;

•	the term “Stockholders Agreement” refers to the stockholders agreement entered into by and among Carlyle Partners VII, the GIC Investor, certain of our other existing stockholders and the Company; and

•	the terms “we,” “us,” “our,” “its,” “StandardAero” and the “Company” refer to StandardAero, Inc., a Delaware corporation, and its consolidated subsidiaries, unless otherwise specified.

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the SEC, using a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of shares of common stock. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock offered by this prospectus supplement. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus, contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” or “would” and/or the negative of these terms, or other comparable terminology intended to identify statements about the future. They appear in a number of places throughout this prospectus supplement and the accompanying prospectus and in the documents incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies, the industry in which we operate and other information that is not historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. Factors that could cause actual results to differ materially from those forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus include, among others:

•	risks related to conditions that affect the commercial and business aviation industries;

•	decreases in budget, spending or outsourcing by our military end-users;

•	risks from any supply chain disruptions or loss of key suppliers;

•	increased costs of labor, equipment, raw materials, freight and utilities due to inflation;

•	future outbreaks of infectious diseases;

•	risks related to competition in the market in which we participate;

•	loss of an OEM authorization or license;

•	risks related to a significant portion of our revenue being derived from a small number of customers;

•	our ability to remediate effectively the material weaknesses identified in our internal control over financial reporting;

•	our ability to respond to changes in GAAP;

•	our or our third-party partners’ failure to protect confidential information;

•	data security incidents or disruptions to our IT systems and capabilities;

•	our ability to comply with laws relating to the handling of personal information;

•	changes to, and the impact of, U.S. tariff and import/export regulations;

•	failure to maintain our regulatory approvals;

•	risks relating to our operations outside of North America;

•	failure to comply with government procurement laws and regulations;

•	any work stoppage, hiring, retention or succession issues with our senior management team and employees;

•	any strains on our resources due to the requirements of being a public company;

•	risks related to our substantial indebtedness;

•	risks related to the ownership of our common stock, including the fact that Carlyle owns a significant amount of our voting power; and

•	other factors disclosed or incorporated by reference in this prospectus supplement.

The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are based on management’s current beliefs and assumptions and are not guarantees of future performance. The forward-looking statements are subject to various risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to numerous factors, many of which are beyond our control, including the risks detailed under “Risk Factors” in our Annual Report on Form 10-K, and as such risk factors may be updated from time to time in our periodic filings with the SEC, which filings are incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and are accessible on the SEC’s website at www.sec.gov. Since it is not possible to foresee all such factors, these factors should not be considered as complete or exhaustive. Consequently, we caution investors not to place undue reliance on any forward-looking statements, as no forward-looking statement can be guaranteed, and actual results may vary materially.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus supplement and the accompanying prospectus. Forward-looking statements speak only as of the date of this prospectus supplement, the accompanying prospectus or the documents incorporated or deemed incorporated by reference herein. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered shares of common stock are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus supplement and the accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided below.

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at www.standardaero.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not, and should not be deemed to be, a part of this prospectus supplement and you should not rely on any such information in making your decision whether to purchase shares of our common stock.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or the accompanying prospectus modifies or replaces that statement.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 12, 2025;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule  14A, filed with the SEC on April 25, 2025 (the “2024 Proxy Statement”);

•

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May  13, 2025, August  14, 2025 and November 10, 2025, respectively; and

•

our Current Reports on Form 8-K and Amended Current Reports on Form 8-K/A filed with the SEC on February  20, 2025, June  13, 2025, August  1, 2025, September  22, 2025, November  7, 2025 and December 10, 2025.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement and the accompanying prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus by writing or telephoning us at the following address:

Investor Relations

StandardAero, Inc.

6710 North Scottsdale Road, Suite 250

Scottsdale, AZ 85253

e-mail: investors@standardaero.com

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement or the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus supplement and the accompanying prospectus and the information incorporated by reference herein. In particular, you should carefully read the forward-looking statements included in the documents incorporated by reference herein, the section entitled “Special Note Regarding Forward-Looking Statements” included in this prospectus supplement, the section entitled “Risk Factors” included in this prospectus supplement, our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q incorporated by reference herein, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q incorporated by reference herein, our audited consolidated historical financial statements and the accompanying notes included in our Annual Report on Form 10-K and our unaudited condensed consolidated historical financial statements and the accompanying notes included in our Quarterly Reports on Form 10-Q, each incorporated by reference herein.

Overview

We believe that we are the world’s largest independent, pure-play provider of aerospace engine aftermarket services for fixed and rotary wing aircraft, serving the commercial, military and business aviation end markets. We provide a comprehensive suite of critical, value-added aftermarket solutions, including scheduled and unscheduled engine maintenance, repair and overhaul, engine component repair, on-wing and field service support, asset management and engineering solutions. We serve a crucial role in the engine aftermarket value chain, connecting engine OEMs with aircraft operators through our aftermarket services, maintaining longstanding relationships with both. We command a leading reputation that is based upon our strong track record of safety, reliability and operational performance built over our more than 100 years of successful operations in the aerospace aftermarket.

Recent Developments

Unaudited Preliminary Estimated Results for the Year Ended December 31, 2025

Our financial results for the year ended December 31, 2025 are not yet finalized. Accordingly, set forth below are certain unaudited preliminary estimated results for the year ended December 31, 2025 and the actual reported results from the prior fiscal year. We have provided ranges rather than specific amounts for year ended December 31, 2025 because our closing procedures for the year-end financial closing process are not yet complete, these results are preliminary and subject to revision, and there is a possibility that our actual results may differ materially from these preliminary estimates. These preliminary estimated results for the year ended December 31, 2025 are derived from our preliminary internal financial records and are subject to revisions based on our procedures and controls associated with the completion of our financial reporting, including all customary reviews and approvals.

The unaudited preliminary estimated financial information included in this prospectus supplement has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the unaudited preliminary estimated financial information. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

It is possible that during the completion of our year-end close and control processes, we may identify items that require material adjustments to the unaudited preliminary estimated financial information presented below and that our actual results may differ materially from these preliminary estimates.

This information should not be considered a substitute for the financial statements for the year ended December 31, 2025, prepared in accordance with GAAP, once they become available. Therefore, investors should not place undue reliance on the unaudited preliminary estimated financial information below. The estimates presented below do not purport to indicate our results of operations for the year ended December 31, 2025 and are not necessarily indicative of any future period and should be read together with the section entitled “Special Note Regarding Forward-Looking Statements” included in this prospectus supplement, the section entitled “Risk Factors” included in this prospectus supplement, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including the sections therein entitled “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each incorporated by reference herein, as well as our audited consolidated historical financial statements and the accompanying notes included in our Annual Report on Form 10-K and our unaudited condensed consolidated historical financial statements and the accompanying notes included in our Quarterly Reports on Form 10-Q, each incorporated by reference herein. We undertake no obligation to update or revise these amounts as a result of new information or otherwise.

Full Year 2025 Estimated Results

We estimate that revenue will be between $6,053.0 million and $6,083.0 million for the year ended December 31, 2025, an increase of between $815.8 million, or 15.6%, and $845.8 million, or 16.1%, compared to $5,237.2 million for the prior year.

We estimate that net income will be between $270.0 million and $280.0 million for the year ended December 31, 2025, as compared to net income of $11.0 million for the prior year.

We estimate that Adjusted EBITDA will be between $806.0 million and $812.0 million for the year ended December 31, 2025, an increase of between $115.5 million, or 16.7%, and $121.5 million, or 17.6%, compared to $690.5 million for the prior year.

We estimate that Cash Flow from Operations will be between $310.0 million and $320.0 million for the year ended December 31, 2025, compared to $76.3 million for the prior year. This represents an increase of $233.7 million to $243.7 million.

We estimate that Free Cash Flow will be between $200.0 million and $210.0 million for the year ended December 31, 2025 compared to a use of cash of $45.0 million for the prior year. This represents an increase of $245.0 million to $255.0 million.

The following table presents a midpoint reconciliation of net income and net income margin to Adjusted EBITDA and Adjusted EBITDA Margin, respectively:

	Year Ended December 31,
	2025	2024
	(in millions, except percentages)
Net income	$275.0	$11.0
Income tax expense	100.0	70.8
Depreciation and amortization	195.0	188.1
Interest expense	175.0	282.5
Business transformation costs (LEAP and CFM)(1)	25.0	43.2
IPO-related costs	—	26.9
Refinancing costs	—	23.7
Loss on debt extinguishment	—	15.3
Non-cash stock compensation expense	15.0	17.4
Integration costs and severance(2)	5.0	2.8
Acquisition costs(3)	—	1.4
Insurance recovery	(3.0)	—
Loss on disposals	3.0	—
Secondary offering costs	5.0	—
Other(4)	14.0	7.4
Adjusted EBITDA	$809.0	$690.5

Revenue	$6,068.0	$5,237.2
Net income margin	4.5%	0.2%
Adjusted EBITDA Margin	13.3%	13.2%

(1)

Represents new product industrialization costs with the business transformation of the LEAP 1A/1B engine line in San Antonio, Texas and the expansion of the Company’s CFM56 capabilities into Dallas, Texas.

(2)

Represents integration costs incurred, including any facility or platform consolidation associated with the integration of an acquisition that does not meet capitalization criteria and severance related to reduction in workforce or acquisitions. Examples of integration costs may include lease breakage or run-off fees, consulting costs, demolition costs or training costs.

(3)	Represents transaction costs incurred in connection with completed acquisitions, including legal and professional fees, debt arrangement fees and other third-party costs.
(4)

Represents other costs not recurring in the ordinary course of business including professional fees related to business transformation and quarterly management fees payable to Carlyle Investment Management L.L.C. and Beamer Investment Inc. under consulting services agreements, representation and warranty insurance costs associated with acquisitions, and other non-comparable events to measure operating performance as these events arise outside of the Company’s ordinary course of continuing operations.

The following table presents a midpoint reconciliation of Cash Flow from Operations to Free Cash Flow:

	Year Ended December 31,
	2025	2024
	(in millions)
Cash Flow from Operations	$315.0	$76.3
Purchase of Property, Plant and Equipment	(85.0)	(102.9)
Purchase of Intangible Assets	(30.0)	(20.3)
Proceeds from Disposal of Property, Plant and Equipment	5.0	1.8

	(110.0)	(121.4)
Free Cash Flow	$205.0	$(45.1)

Non-GAAP Financial Measures

This prospectus supplement includes “non-GAAP financial measures,” which are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States, including Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow. We use these non-GAAP financial measures to evaluate our business operations.

Certain of the non-GAAP financial measures presented in this prospectus supplement are supplemental measures of our performance, in the case of Adjusted EBITDA and Adjusted EBITDA Margin, that we believe help investors understand our financial condition and operating results and assess our future prospects. We believe that presenting these non-GAAP financial measures, in addition to the corresponding GAAP financial measures, are important supplemental measures that exclude non-cash or other items that may not be indicative of or are unrelated to our core operating results and the overall health of our company. We believe that these non-GAAP financial measures provide investors greater transparency to the information used by management for its operational decision-making and allow investors to see our results “through the eyes of management.” We further believe that providing this information assists our investors in understanding our operating performance and the methodology used by management to evaluate and measure such performance. We also present Free Cash Flow, which is a liquidity measure, that we believe is useful to investors because it is also used by our management for measuring our operating cash flow, liquidity and allocating resources. We believe it is important to measure the free cash flows we have generated from operations, after accounting for routine capital expenditures required to generate those cash flows. When read in conjunction with our GAAP results, these non-GAAP financial measures provide a baseline for analyzing trends in our underlying businesses and can be used by management as one basis for financial, operational and planning decisions. Finally, these measures are often used by analysts and other interested parties to evaluate companies in our industry.

We define Adjusted EBITDA as net income before interest expense, income tax expense (benefit), depreciation and amortization, further adjusted for certain non-cash items that we may record each period, as well as non-recurring items such as acquisition costs, integration and severance costs, refinance fees, business transformation costs and other discrete expenses, when applicable. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. We believe that Adjusted EBITDA and Adjusted EBITDA Margin are important metrics for management and investors as they remove the impact of items that we do not believe are indicative of our core operating results or the overall health of our company and allows for consistent comparison of our operating results over time and relative to our peers. We define Free Cash Flow as cash from operating activities less capital expenditures, which includes purchases of Plant, Property and Equipment and Intangible assets and the proceeds of disposals of these assets.

Management recognizes that these non-GAAP financial measures have limitations, including that they may be calculated differently by other companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company. In order to compensate for these and the other limitations discussed below, management does not consider these measures in isolation from or as alternatives to the comparable financial measures determined in accordance with GAAP. Readers should review the reconciliations of our non-GAAP financial measures to the corresponding GAAP measures included in this prospectus supplement and should not rely on any single financial measure to evaluate our business.

We have presented forward-looking statements regarding Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measure determined in accordance with GAAP. The determination of the amounts that are excluded from this non-GAAP financial measure is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period in reliance on the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K. These non-GAAP financial measures are preliminary estimates and subject to risks and uncertainties, including, among others, changes in connection with year-end adjustments. Any variation between the Company’s actual results and preliminary financial data set forth above may be material.

Share Repurchase

We have entered into the Stock Purchase Agreement with a selling stockholder pursuant to which we will repurchase 1,637,465 shares of our common stock in a private transaction at $30.535 per share, which is the price at which the shares are sold to the public in this offering less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The Share Repurchase is expected to close concurrent with the closing of this offering on January 29, 2026. The repurchased shares of common stock will no longer be outstanding after this offering. We intend to fund the Share Repurchase with cash on hand. The completion of the Share Repurchase is contingent on the satisfaction of customary closing conditions and conditioned upon the completion of this offering. The completion of this offering is not conditioned upon the completion of the Share Repurchase. We cannot assure you that this offering or the Share Repurchase will be consummated. The Share Repurchase is being made pursuant to our existing stock repurchase program approved by our board of directors in December 2025. The Share Repurchase was reviewed and approved by the audit committee of the board of directors, which is comprised entirely of disinterested directors.

The description of, and the other information in this prospectus supplement regarding, the Share Repurchase is included solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock subject to the Share Repurchase.

Corporate Governance Changes

Following this offering, the Share Repurchase and Carlyle ceasing to beneficially own at least 40% of the voting power of our common stock, certain governance changes will go into effect that may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.”

Corporate Information

StandardAero, Inc. is a Delaware corporation incorporated on September 5, 2018. We filed our amended and restated certificate of incorporation with the Secretary of State of Delaware on October 1, 2024.

Our principal executive office is located at 6710 North Scottsdale Road, Suite 250, Scottsdale, AZ 85253, our phone number is + 1 (480) 377-3100 and our website is www.standardaero.com. We have included our website address in this prospectus supplement as an inactive textual reference only. The information contained on, or that can be accessed through, our website is not a part of, and should not be considered as being incorporated by reference into, this prospectus supplement.

THE OFFERING

Common stock offered by the selling stockholders	50,000,000 shares.

Selling stockholders	The selling stockholders identified in “Selling Stockholders.”

Share Repurchase	We have entered into the Stock Purchase Agreement with a selling stockholder pursuant to which we will repurchase 1,637,465 shares of our common stock in a private transaction at $30.535 per share, which is the price at which the shares are sold to the public in this offering less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The repurchased shares of common stock will no longer be outstanding after this offering. We intend to fund the Share Repurchase with cash on hand. The Share Repurchase is expected to close concurrent with the closing of this offering on January 29, 2026. The completion of the Share Repurchase is contingent on the satisfaction of customary closing conditions and conditioned upon the completion of this offering. The completion of this offering is not conditioned upon the completion of the Share Repurchase. We cannot assure you that this offering or the Share Repurchase will be consummated. The Share Repurchase is being made pursuant to our existing stock repurchase program approved by our board of directors in December 2025. The Share Repurchase was reviewed and approved by the audit committee of the board of directors, which is comprised entirely of disinterested directors.

Common stock to be outstanding after this offering and the Share Repurchase	332,830,833 shares (taking into consideration the repurchase by us of 1,637,465 shares of our common stock from a selling stockholder in connection with the Share Repurchase).

Option to purchase additional shares from the selling stockholders	The underwriters have been granted an option to purchase up to an aggregate of 7,500,000 additional shares of common stock from the selling stockholders. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Conflicts of Interest

Affiliates of Carlyle beneficially own in excess of 10% of our issued and outstanding common stock and certain Carlyle affiliated funds will receive 5% or more of the net proceeds of the offering as selling stockholder. Because TCG Capital Markets L.L.C., an affiliate of Carlyle, is an underwriter, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as TCG Capital Markets L.L.C. is not primarily responsible for managing this offering. TCG Capital Markets L.L.C. will not confirm sales of the securities to any account over which it exercises discretionary authority without the specific written approval of the account holder. See “Underwriting (Conflicts of Interest).”

Use of proceeds	The selling stockholders will receive all of the net proceeds from the sale of shares of common stock in this offering. We will not receive any of the proceeds from the sale of common stock offered by the selling stockholders, including any common stock sold pursuant to any exercise by the underwriters of their option to purchase additional shares. See “ Use of Proceeds.”

Stock exchange symbol	“SARO.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and the risk factors in the accompanying prospectus and in the documents incorporated by reference herein, including our Annual Report on Form 10-K, for a discussion of factors you should carefully consider before investing in our common stock.

The number of shares of common stock outstanding after this offering is based on 332,830,833 shares of common stock outstanding (taking into consideration the repurchase by us of 1,637,465 shares of our common stock from a selling stockholder in connection with the Share Repurchase), and excludes:

•	18,542,533 shares of common stock that are available for future issuance under the 2024 Incentive Award Plan (the “2024 Plan”);

•	6,554,233 shares of common stock that are available for future issuance under the 2024 employee stock purchase plan (the “ESPP”); and

•

463,194 shares of common stock issuable upon the exercise of options outstanding under the Dynasty Parent Holdings, L.P. and StandardAero, Inc. 2019 Long-Term Incentive Plan as of December 31, 2025 with a weighted average exercise price of $10.51 per share (the “Prior Plan”).

The exercise of the option granted to the underwriters to purchase additional shares of common stock from the selling stockholders will not impact the number of shares of common stock that will be outstanding after this offering.

The number of shares of common stock outstanding includes the 5,840,568 unvested restricted shares of common stock as of December 31, 2025.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in or incorporated by reference in this prospectus supplement, including our consolidated historical financial statements and the related notes thereto before deciding whether to purchase shares of our common stock. The occurrence of any of the events or developments described below or in our Annual Report on Form 10-K could adversely affect our business, results of operations, financial condition and prospects. In such an event, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are not material may also impair our business, results of operations, financial condition and prospects. The risks discussed below and in our Annual Report on Form 10-K also contain forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” included elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein.

Risks Related to this Offering and Ownership of Our Common Stock

We could be subject to an excise tax as a result of the Share Repurchase.

The Inflation Reduction Act of 2022 imposed a 1% excise tax on the fair market value of stock on certain repurchases (including redemptions) of stock by publicly traded corporations on or after January 1, 2023, subject to certain exceptions (including an exception that allows netting the amount of stock redemptions or repurchases against certain new issuances of stock). Subsequently, the U.S. Department of the Treasury issued final regulations providing additional rules about this excise tax. If we redeem or repurchase shares of our stock under the Share Repurchase, we could be subject to this excise tax, unless we qualify for any of the exceptions that are provided in the Inflation Reduction Act, in the final regulations, or in other laws, regulations or rules. Any such excise tax would be our liability and could increase the amount of tax that we are required to pay.

Our share price may change significantly following this offering, and you may not be able to resell our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

The trading price of our common stock has experienced volatility and is likely to be volatile in the future. The stock market has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your common stock at or above the offering price due to a number of factors such as those listed in other portions of this “Risk Factors” section and in the “Risk Factors” section of our Annual Report on Form 10-K incorporated by reference herein and the following:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance and growth, including financial estimates and investment recommendations by securities analysts and investors;

•	changes in the perception of our brand or industry;

•	declines in the market prices of stocks generally;

•	strategic actions by us or our competitors;

•	announcements by us or our competitors of significant contracts, new products, acquisitions, joint marketing relationships, joint ventures, other strategic relationships or capital commitments;

•	changes in general economic or market conditions or trends in our industry or markets;

•	changes in business or regulatory conditions;

•	additions or departures of key management personnel;

•	future sales of our common stock or other securities by us or our stockholders, or the perception of such future sales;

•	investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	announcements relating to litigation;

•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•	the sustainability of an active trading market for our common stock;

•	changes in accounting principles; and

•	other events or factors, including those resulting from natural disasters, pandemics, epidemics, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock are low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were to become involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Carlyle owns a significant amount of our voting power, and their interests in our business may be different than yours.

As of the date of this prospectus supplement, Carlyle owns approximately 45.6% of our common stock. Pursuant to the Stockholders Agreement, Carlyle has the right to designate eight of our nine directors and will continue to have the right to designate a majority of our directors until it owns less than 25% of our outstanding shares of common stock. See “Certain Relationships and Related Person Transactions—Stockholders Agreement” in the 2024 Proxy Statement, incorporated by reference herein. As a result, Carlyle or its nominees to the board of directors have the ability to strongly influence or effectively control the appointment of our management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions and influence amendments to our certificate of incorporation. Although Carlyle no longer owns a majority of our common stock, they have the ability to strongly influence the vote in any election of directors and could have the ability to influence any transaction that requires stockholder approval regardless of whether others believe the transaction is in our best interests. In any of these matters, the interests of Carlyle may differ from or conflict with the interests of our other stockholders. Moreover, this concentration of stock ownership may also adversely affect the trading price for our common stock to the extent investors perceive disadvantages in owning stock of a company with a large stockholder.

We have historically paid Carlyle an annual fee for certain advisory and consulting services pursuant to a consulting services agreement. In connection with the IPO, the consulting services agreement was amended and restated and is in full force and effect until the earlier of the second anniversary of the consummation of the IPO and the date on which Carlyle Investment Management L.L.C. and its affiliates collectively and beneficially own, directly or indirectly, less than 10% of our outstanding common stock. See “Certain Relationships and Related Person Transactions— Consulting Services Agreements” in the 2024 Proxy Statement, incorporated by reference herein for a description of the consulting services agreement. In addition, Carlyle is in the business of making investments in companies and may, from time to time, acquire interests in businesses that directly or indirectly compete with our business, as well as businesses that are significant existing or potential customers. Carlyle may acquire or seek to acquire assets that we seek to acquire and, as a result, those acquisition opportunities may not be available to us or may be more expensive for us to pursue.

We are not a “controlled company” within the meaning of the NYSE rules. However, we may continue to rely on exemptions from certain corporate governance requirements during a one-year transition period.

Since May 2025, Carlyle no longer owns a majority of our common stock. As a result, we are no longer a “controlled company” within the meaning of the corporate governance standards of the NYSE and the rules of the SEC. However, even though we are no longer a “controlled company,” we continue to qualify for, and may rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to stockholders of other companies during a one-year transition period. During this one-year transition period, we may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our board of directors consist of “independent directors” as defined under the rules of the NYSE;

•

the requirement that we have a compensation committee that is composed entirely of directors who meet the NYSE independence standards for compensation committee members and that we adopt with a written charter addressing the committee’s purpose and responsibilities;

•

the requirement that our director nominations be made, or recommended to our full board of directors, by our independent directors or by a nominations committee that consists entirely of independent directors and that we adopt a written charter or board resolution addressing the nominations process; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

We do not currently and do not intend to rely on the exemptions listed above, however we may elect to rely on certain of these exemptions during a one-year transition period. As a result, in the future, our board of directors and those committees may have more directors who do not meet the NYSE’s independence standards than they would if those standards were to apply. The independence standards are intended to ensure that directors who meet those standards are free of any conflicting interest that could influence their actions as directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Future sales, or the perception of future sales, by us or our stockholders could cause the market price for our common stock to decline.

The sale of our common stock, or the perception that such sales could occur, could harm the prevailing market price of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

The shares of our common stock held by Carlyle following this offering will represent approximately 33.2% of our total outstanding common stock following this offering and the Share Repurchase (or 31.4% if the underwriters exercise their option to purchase additional shares from the selling stockholders in full). Such shares of common stock, together with shares held by certain of our directors, executive officers and other affiliates, as that term is defined under Rule 144 of the Securities Act (“Rule 144”), are “restricted securities” as defined under Rule 144 and subject to certain restrictions on resale. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144.

In connection with this offering, we, our chief executive officer, our chief financial officer, our directors and the selling stockholders will agree with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for common stock during the period from the date of this prospectus supplement continuing through the date that is 30 days after the date of this prospectus supplement, except with the prior written consent of the underwriters. See “Underwriting (Conflicts of Interest)” for a description of these lock-up agreements.

Pursuant to the Stockholders Agreement, Carlyle has certain registration rights with respect to our common stock. Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. If Carlyle exercises its registration rights, the market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common stock or other securities.

In addition, our shares of common stock reserved for future issuance under the 2024 Plan, the ESPP and the Prior Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and Rule 144, as applicable.

We may also issue our securities in connection with investments or acquisitions. The amount of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders and the securities issued may have rights that are senior to our common stock.

Our ability to raise capital in the future may be limited.

We have historically funded our operations since our founding primarily through debt financings and cash generated from our operations. We intend to continue to make investments to support our growth and may require additional funds for such development, and additionally, our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements or invest in future growth opportunities. In particular, macroeconomic factors, including interest rate increases and bank failures have caused disruption in the credit and financial markets in the United States and worldwide, which may reduce our ability to access capital and negatively affect our liquidity in the future. If we are unable to obtain adequate financing or financing on terms satisfactory to us, our ability to develop our offerings, support our business growth, and respond to business challenges could be significantly impaired, and our business may be adversely affected.

If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and any debt financing we secure may have higher interest rates and could restrict our operations, including our ability to pay dividends on our common stock. Furthermore, if we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

If securities analysts do not publish research or reports about our business or if they downgrade our common stock or our industry, or if there is any fluctuation in our credit rating, the price of our common stock and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business or industry. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade our common stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business or industry, the price of our common stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause the price of our common stock or trading volume to decline.

Additionally, any fluctuation in the credit rating of us or our subsidiaries may impact our ability to access debt markets in the future or increase our cost of future debt, which could have a material adverse effect on our operations and financial condition, which in return, may adversely affect the trading price of shares of our common stock.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, as well as provisions of the Delaware General Corporation Law (the “DGCL”), could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

•	establishing a classified board of directors such that not all members of the board are elected at one time;

•

allowing the total number of directors to be determined exclusively (subject to the rights of holders of any series of preferred stock to elect additional directors) by resolution of our board of directors, except that for so long as Carlyle has the right to designate at least one director to the board of directors pursuant to the Stockholders Agreement, the prior written consent of Carlyle is required in order to increase the number of directors to a number exceeding nine;

•

granting to our board of directors the sole power (subject to the rights of holders of any series of preferred stock or rights granted pursuant to the Stockholders Agreement) to fill any vacancy on the board of directors, except that for so long as the Stockholders Agreement remains in effect, Carlyle will have the right to fill any vacancy resulting from the death, removal or resignation of a director designated by Carlyle as long as Carlyle continues to have the right to designate such director position;

•	limiting the ability of stockholders to remove directors without cause;

•	authorizing the issuance of “blank check” preferred stock by our board of directors, without further stockholder approval, to thwart a takeover attempt;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at annual stockholder meetings;

•	following this offering and the Share Repurchase, when Carlyle ceases to beneficially own at least 40% of the voting power of our common stock:

•	prohibiting stockholder action by written consent (and, thus, requiring that all stockholder actions be taken at a meeting of our stockholders);

•	eliminating the ability of stockholders to call a special meeting of stockholders; and

•

requiring the approval of the holders of at least two-thirds of the voting power of all outstanding stock entitled to vote thereon, voting together as a single class, to amend or repeal our amended and restated certificate of incorporation or amended and restated bylaws.

Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person, individually or together with any other interested stockholder, who owns or within the last three years has owned 15% of our voting stock, unless the business combination is approved in a prescribed manner. We have elected to opt out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains a provision that is of similar effect, except that it will exempt from its scope Carlyle, any of its direct or indirect transferees and any group as to which such persons or entities are a party, as described under “Description of Capital Stock—Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law—Business Combinations” in the accompanying prospectus.

In addition, Carlyle currently has the right to designate eight of our nine directors and will continue to have the right to designate a majority of our directors until it owns less than 25% of our outstanding shares of common stock.

These provisions could discourage, delay or prevent a transaction involving a change in control of the Company. They could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

Our board of directors is authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.

Our amended and restated certificate of incorporation authorizes our board of directors, without the approval of our stockholders, to issue shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our amended and restated certificate of incorporation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences, and rights of the shares of each such series, and the qualifications, limitations, or restrictions thereof. The powers, preferences, and rights of these additional series of preferred stock may be senior to or on parity with our common stock, which may reduce its value.

Our amended and restated certificate of incorporation contains a provision renouncing our interest and expectancy in certain corporate opportunities.

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of Carlyle, the GIC Investor or any of their affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates has any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Carlyle, the GIC Investor or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person has no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. For example, a director of our company who also serves as an officer, director, employee, agent, stockholder, member, partner or affiliate of Carlyle or its affiliates, or any of their respective portfolio companies or affiliated funds may pursue certain acquisitions or other opportunities that may be complementary to our business and, as a result, such acquisition or other opportunities may not be available to us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by Carlyle or the GIC Investor to itself or its affiliates or its respective portfolio companies or affiliated funds instead of to us.

We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not expect to declare any dividends on our common stock in the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used to support our operations and to finance the growth and development of our business. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors, subject to applicable laws and dependent upon a number of factors, including our earnings, capital requirements and overall financial conditions. In addition, because we are a holding company, our ability to pay dividends on our common stock may be limited by restrictions on our ability to obtain sufficient funds through dividends from subsidiaries, including restrictions under the covenants of our credit agreement, and may be further restricted by the terms of any future debt or preferred securities. Accordingly, your only opportunity to achieve a return on your investment in the Company may be if the market price of our common stock appreciates and you sell your common stock at a profit. The market price for our common stock may never exceed, and may fall below, the price that you pay for such common stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the Court of Chancery of the State of Delaware or federal district courts of the United States are sole and exclusive forum for certain types of lawsuit, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us, our directors, officers or employees.

Our amended and restated certificate of incorporation and amended and restated bylaws require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine will have to be brought only in the Court of Chancery of the State of Delaware (or the federal district court for the District of Delaware or other state courts of the State of Delaware if the Court of Chancery in the State of Delaware does not have jurisdiction). Our amended and restated certificate of incorporation and amended and restated bylaws also require that the federal district courts of the United States of America are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. These provisions do not apply to any suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction, subject to applicable law.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our current or former directors, officers, other employees, agents, or stockholders, which may discourage such claims against us or any of our current or former directors, officers, other employees, agents, or stockholders and result in increased costs for investors to bring such a claim. We believe these provisions may benefit us by providing increased consistency in the application of the DGCL and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums, and protection against the burdens of multi-forum litigation. If a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation or our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, results of operations, financial condition and prospects.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of shares of our common stock in this offering. We are not selling any shares of our common stock under this prospectus supplement and will not receive any proceeds from the sale of shares by the selling stockholders or if the underwriters exercise their option to purchase additional shares. The selling stockholders will bear the underwriting discount attributable to their sale of our common stock, and we will bear the remaining expenses.

SELLING STOCKHOLDERS

The number of shares beneficially owned by each selling stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power. The number of shares of common stock and percentage ownership before this offering and the Share Repurchase are based on 334,468,298 shares of our common stock outstanding as of January 16, 2026. The number of shares of common stock and percentage ownership after the consummation of this offering and the Share Repurchase are based on 332,830,833 shares of our common stock outstanding immediately after the consummation of this offering and the Share Repurchase with the GIC Investor.

In computing the number of shares beneficially owned by a selling stockholder and their percentage ownership, shares of common stock subject to options, warrants or other rights held by such selling stockholder that are currently exercisable or will become exercisable within 60 days of January 16, 2026 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other selling stockholder. Each of the selling stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the selling stockholder unless noted otherwise.

The following table and footnotes set forth information with respect to the beneficial ownership of our common stock as of January 16, 2026 and has been provided to us by or on behalf of the selling stockholders.

	Before the Offering		After the Offering and the Share Repurchase (Assuming No Exercise of Underwriters’ Option)		After the Offering and the Share Repurchase (Assuming Full Exercise of Underwriters’ Option)
	Number of Shares of Common Stock	Percentage	Number of Shares of Common Stock	Percentage	Number of Shares of Common Stock	Percentage
Investment funds affiliated with The Carlyle Group(1)	152,673,891	45.6%	110,546,088	33.2%	104,427,303	31.4%
GIC(2)	34,463,633	10.3%	24,953,971	7.5%	23,572,756	7.1%

(1)

Carlyle Partners VII is the record holder of these shares. The Carlyle Group Inc., which is a publicly traded entity listed on Nasdaq, is the sole shareholder of Carlyle Holdings I GP Inc., which is the sole member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which, with respect to the shares reported herein, is the managing member of CG Subsidiary Holdings L.L.C., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group VII S1, L.L.C., which is the general partner of TC Group VII S1, L.P., which is the general partner of Carlyle Partners VII. Accordingly, each of the foregoing entities (collectively, the “Carlyle Parties”) may be deemed to share beneficial ownership of the shares held of record by Carlyle Partners VII. Voting and investment determinations with respect to the shares held by Carlyle Partners VII are made by an investment committee of TC Group VII S1, L.P., comprised of William Conway, Jr., Daniel D’Aniello, David Rubenstein, Allan Holt, Sandra Horbach, Brian Bernasek, James Burr, Ian Fujiyama, Patrick McCarter, William McMullan, Martin Sumner, Stephen Wise, Anna Tye, Jeremy Anderson and Marco De Benedetti as a non-voting observer. Accordingly, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the shares held of record by Carlyle Partners VII. Each of them disclaims beneficial ownership of such shares. The address for each of the Carlyle Parties is c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW, Suite 220 South, Washington, D.C. 20004

(2)

The shares are held of record by the GIC Investor. The GIC Investor shares the power to vote and the power to dispose of these shares with GIC Special Investments Pte. Ltd. (“GIC SI”) and GIC Private Limited (“GIC”), both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC and is the private equity and infrastructure arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address for the GIC Investor is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

Other Material Relationships

The description of our relationships with the selling stockholders set forth in “Certain Relationships and Related Person Transactions” in the 2024 Proxy Statement, incorporated by reference herein.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Risk Factors—Risks Relating to this Offering and Ownership of Our Common Stock—We currently do not intend to declare dividends on our common stock in the foreseeable future and, as a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a non-resident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30%, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our common stock. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Additional Withholding Requirements (FATCA)

Under the Foreign Account Tax Compliance Act (“FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our securities to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the U.S.) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code), which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements.

Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our common stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to gross proceeds from a sale or other disposition of our securities, which may be relied upon by taxpayers until final regulations are issued. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the the underwriters named below have severally agreed to purchase, and the selling stockholders have agreed to sell to them, severally, the number of shares of common stock indicated below.

Name	Number of Shares
Morgan Stanley & Co. LLC	12,916,668
J.P. Morgan Securities LLC	7,208,333
RBC Capital Markets, LLC	7,208,333
BofA Securities, Inc.	4,218,750
Jefferies LLC	4,218,750
UBS Securities LLC	4,218,750
BTIG, LLC	625,000
CIBC World Markets Corp.	625,000
Citizens JMP Securities, LLC	625,000
Mizuho Securities USA LLC	625,000
Nomura Securities International, Inc.	593,750
WR Securities, LLC	31,250
Santander US Capital Markets LLC	625,000
SG Americas Securities, LLC	625,000
TCG Capital Markets L.L.C.	5,468,750
AmeriVet Securities, Inc.	83,333
Drexel Hamilton, LLC	83,333

Total	50,000,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares from the selling stockholders described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.279 per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters. The offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The selling stockholders have granted the underwriters an option for a period of 30 days from the date of this prospectus, to purchase up to 7,500,000 additional shares of common stock from the selling stockholders at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase from the selling stockholders about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions and proceeds before offering expenses, to the selling stockholders. These amounts are shown assuming no exercise of the underwriters’ option to purchase up to an additional 7,500,000 shares of common stock from the selling stockholders.

	Per Share	Total
Public offering price	$31.000	$1,550,000,000
Underwriting discounts and commissions	$0.465	$23,250,000
Proceeds, before expenses, to the selling stockholders	$30.535	$1,526,750,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $1.3 million. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $30,000.

Our common stock is listed on the New York Stock Exchange under the trading symbol “SARO.”

We, all directors, the chief executive officer, the chief financial officer and the selling stockholders have agreed that, subject to customary conditions, without the prior written consent of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 30 days after the date of this prospectus supplement (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	file any registration statement with the SEC relating to the offering of any shares of common stock, or any securities convertible into or exercisable or exchangeable for shares of common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the paragraph above relating to our directors, the chief executive officer, the chief financial officer and the selling stockholders, do not apply to transfers or otherwise dispositions of, directly or indirectly, in whole or in part, the lock-up party’s locked-up shares of common stock: (1) as a bona fide gift or gifts, or for bona fide estate planning purposes, including without limitation to charitable organizations or educational institutions; (2) by will, other testamentary document or intestacy; (3) to any member of the lock-up party’s immediate family or to any trust or other legal entity for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party, or if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of the lock-up, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin); (4) to a partnership, limited liability company or other entity of which the lock-up party and the immediate family of the lock-up party are the legal and beneficial owner of all of the outstanding equity securities or similar interests; (5) if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, (A) to an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or affiliates of the lock-up party (including, for the avoidance of doubt, where the lock-up party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution or transfer by the lock-up party to members, shareholders of the lock-up party or its affiliates (including a fund managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company as the undersigned or who shares a common investment advisor with the lock-up party); (6) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (1) through (5) in this paragraph; (7) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, or pursuant to a final order of a court or regulatory agency; (8) to us from an employee, independent contractor or service provider of our Company upon death, disability, termination of employment or cessation of services, in each case, of such employee, independent contractor or service provider or to our Company pursuant to any contractual arrangement that provides us with a right to purchase locked-up shares of common stock; (9) as part of a sale of the lock-up party’s locked-up shares of common stock acquired in open market transactions after the closing date for this offering; (10) to us in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax withholdings or remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights; provided that any such shares of our common stock received upon such exercise, vesting or settlement shall be subject to the terms of the lock-up agreement; and provided, further, that any such restricted stock units, options, warrants or rights are held by the lock-up party pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in this prospectus supplement; (11) in connection with open market transactions to generate such amount of net proceeds to the lock-up party from such sales (after deducting commissions) in an aggregate amount up to the total amount of taxes or estimated taxes (as applicable) that become due as a result of the vesting, exercise and/or settlement of our equity awards held by the lock-up party and issued pursuant to a plan or arrangement described in this prospectus supplement that vest, are exercised and/or settle during the restricted period, provided that, for the avoidance of doubt, any locked-up shares of common stock retained by the lock-up party after giving effect to this section shall be subject to the terms of the lock-up agreement; (12) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of the our capital stock involving a “change of control” (as defined herein) of our Company (for purposes hereof, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of our outstanding voting securities (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the lock-up party’s locked up shares of common stock shall remain subject to the provisions of the lock-up agreement; (13) as any pledge, charge, hypothecation or other granting of a security interest in our shares of common stock or as any security convertible into shares of common stock to one or more banks, financial or other lending institutions (“lenders”) as collateral or security for or in connection with any margin loan or other loans, advances or extensions of credit entered into by the lock-up party or any of its direct or indirect subsidiaries and any transfers of such shares of common stock or such other securities to the applicable lender(s) or other third parties upon or following foreclosure upon or enforcement of such shares of common stock or such securities in accordance with the terms of the documentation governing any margin loan or other loan, advance, or extension of credit (including, without limitation, pursuant to any agreement or arrangement existing as of the date hereof); provided that with respect to any pledge, charge, hypothecation or other granting of a security interest set forth above after the execution of the lock-up agreement, the applicable lender(s) shall be informed of the existence and contents of the lock-up agreement before entering into any margin loan or other loans, advances or extensions of credit and further, provided that any purchaser or transferee of such shares of common stock or other securities shall, upon foreclosure on the pledged securities, sign and deliver a lock-up agreement substantially in the form of the lock-up agreement; (14) in connection with any reclassification or conversion of the shares of common stock;

provided that any shares of common stock received upon such conversion or reclassification will be subject to the restrictions set forth in the lock-up agreement; (15) in connection with the sale of shares of common stock to be sold by the undersigned pursuant to the underwriting agreement; (16) in connection with sales of shares of common stock made by virtue of a trading plan pursuant to Rule 10b5-1 (a “10b5-1 Plan”) that was entered into by the lock-up party prior to the date of the lock-up agreement, provided that the existence and details of such 10b5-1 Plan were communicated to the underwriters or their counsel prior to the execution of the lock-up agreement and such 10b5-1 Plan will not be amended or otherwise modified during the restricted period; and (17) in connection with a sale of common stock to us pursuant to our existing stock repurchase program; provided that (A) in the case of any transfer or distribution pursuant to sections (1), (2), (3), (4), (5), (6) and (7), such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to the underwriters a lock-up letter in substantially the form of the lock-up agreement, (B) in the case of any transfer or distribution pursuant to clause (1), (2), (3), (4), (5), (6) and (9), no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under Section 16(a) of the Exchange Act, or other public announcement reporting a reduction in beneficial ownership of any locked-up shares of common stock shall be required or shall be made voluntarily in connection with such transfer or distribution during the restricted period (other than a filing on a Form 4 (in the case of clause (1) only), Form 5, Schedule 13G or Schedule 13G/A, Schedule 13D or Schedule 13D/A, or Schedule 13F, each of which shall, to the extent permitted, clearly indicate therein the nature and conditions of such transfer), and (C) in the case of any transfer or distribution pursuant to clause (7), (8) and (10), it shall be a condition to such transfer that any required filing under Section 16(a) of the Exchange Act, or other required public filing, report or announcement reporting a reduction in beneficial ownership of shares of common stock shall clearly indicate in the footnotes thereto the nature and conditions of such transfer. Furthermore, notwithstanding the restrictions imposed by the lock-up agreement, the lock-up party may (i) exercise outstanding options, settle restricted stock units or other equity awards or exercise warrants pursuant to plans described in this prospectus supplement; provided that any locked up shares of common stock received upon such exercise, vesting or settlement shall be subject to the terms of the lock-up agreement; (ii) convert outstanding preferred stock, warrants to acquire preferred stock or convertible securities into shares of common stock or warrants to acquire shares of common stock; provided that any such shares of common stock or warrants received upon such conversion shall be subject to the terms of the lock-up agreement; and (iii) make any demand or requests for, exercise any right with respect to, or take any action in preparation of the registration by us under the Securities Act of the lock-up party’s locked up shares of common stock or other securities; provided that (a) no public filing with the SEC or any other public announcement may be made during the restricted period in relation to such registration, (b) the underwriters must have received prior written notice from us and/or the lock-up party a confidential submission of a registration statement with the SEC during the restricted period at least seven business days prior to such submission, and (c) no locked-up shares of common stock or other of our securities may be sold, distributed or exchanged prior to the expiration of the restricted period. Nothing in the lock-up agreement shall prevent the lock-up party from entering into or establishing a 10b5-1 Plan under the Exchange Act for the transfer of locked-up shares of common stock; provided that (1) such plans do not provide for the transfer of locked-up shares of common stock during the restricted period (other than pursuant to (11) above) and (2) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the lock-up party or the company regarding the establishment of such 10b5-1 Plan during the restricted period, such announcement or filing shall include a statement to the effect that no transfer of locked-up shares of common stock may be made under such 10b5-1 Plan during the restricted period (except as otherwise allowed pursuant to (11) above).

The underwriters, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. The underwriters may sell shares in excess of the amount of shares purchased from the selling stockholders, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by the underwriters participating in this offering. The underwriters may agree to allocate a number of shares of common stock for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters that may make Internet distributions on the same basis as other allocations.

Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

“Wolfe|Nomura Alliance” is the marketing name used by Wolfe Research Securities and Nomura Securities International, Inc. in connection with certain equity capital markets activities conducted jointly by the firms. Both Nomura Securities International, Inc. and WR Securities, LLC are serving as underwriters in the offering described herein. In addition, WR Securities, LLC and certain of its affiliates may provide sales support services, investor feedback, investor education, and/or other independent equity research services in connection with this offering.

Bernstein Institutional Services LLC is serving as selling agent on behalf of SG Americas Securities, LLC in the offering described herein. Bernstein Institutional Services LLC and certain of its affiliates may provide investor feedback, research, market sounding, block monitoring, market intelligence, historical market or trading information, and origination and deal execution support to SG Americas Securities, LLC in connection with this offering and may also provide such services in the general course of business.

In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares of common stock may be offered to the public in that Relevant State at any time:

(a) to any qualified investor as defined under Article 2 of the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, supplement a prospectus pursuant to Article 23 of the Prospectus Regulation or publish an Annex IX document pursuant to Article 1(4) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No shares of common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom except that the shares of common stock may be offered to the public in the United Kingdom at any time:

(a) where the offer is conditional on the admission of the shares of common stock to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 of the POATR);

(b) to any qualified investor as defined under paragraph 15 of Schedule 1 of the POATR;

(c) to fewer than 150 persons (other than qualified investors as defined under paragraph 15 of Schedule 1 of the POATR), subject to obtaining the prior consent of the underwriters for any such offer; or

(d) in any other circumstances falling within Part 1 of Schedule 1 of the POATR.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of common stock in the United Kingdom means the communication to any person which presents sufficient information on: (a) the shares of common stock to be offered; and (b) the terms on which they are to be offered, to enable an investor to decide to buy or subscribe for the shares of common stock and the expression “POATR” means the Public Offers and Admissions to Trading Regulations 2024.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of our Class A common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”) and accordingly the shares of common stock being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licensable, with FINMA. Therefore, the shares of common stock have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares of common stock offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares of common stock may solely be offered to “qualified investors”, as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended, or the “CISO”, such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the shares of common stock are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and will in particular not be copied or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus as that term is understood pursuant to Article 652a or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares of common stock on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company, or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of shares of common stock will not be supervised by, FINMA, and the offer of shares of common stock has not been and will not be authorized under CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to this offering. This prospectus supplement does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Israel

In the State of Israel this prospectus supplement shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”), or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus supplement or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the “FIEA”) and no shares of common stock will be offered or sold directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has not offered or sold any shares of common stock or caused such shares of common stock to be made the subject of an invitation for subscription or purchase and will not offer or sell such shares of common stock or cause such shares of common stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such shares, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the shares of common stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

United Arab Emirates

The shares of common stock have not been, and will not be, publicly offered, sold, promoted or advertised in the United Arab Emirates (including Dubai International Financial Center) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Finance Center) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including Dubai International Financial Center) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Brazil

The offer and sale of the shares of common stock have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No. 160, dated 13 July 2022, as amended, or unauthorized distribution under Brazilian laws and regulations. The shares of common stock will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian Professional Investors (as defined by applicable CVM regulation), who may only acquire the shares of common stock through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these shares of common stock on regulated securities markets in Brazil is prohibited.

Conflicts of Interest

Affiliates of Carlyle beneficially own in excess of 10% of our issued and outstanding common stock and certain funds affiliated with Carlyle will receive 5% or more of the net offering proceeds as a selling stockholder. Because TCG Capital Markets L.L.C., an affiliate of Carlyle, is an underwriter, this offering is being made in compliance with the requirements of Rule 5121 of FINRA. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering, as TCG Capital Markets L.L.C. is not primarily responsible for managing this offering. TCG Capital Markets L.L.C. will not confirm sales of the securities to any account over which it exercises discretionary authority without the specific written approval of the account holder.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP. The underwriters are being represented by Milbank LLP in connection with this offering.

EXPERTS

The consolidated financial statements as of December 31, 2023 and for each of the two years in the period ended December 31, 2023 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (PwC Canada), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2024 and for the year then ended incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (PwC US), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

187,137,524 Shares

StandardAero, Inc.

Common Stock

This prospectus relates to the proposed resale or other disposition by the selling stockholders identified in this prospectus of up to 187,137,524 shares of StandardAero, Inc. common stock, par value $0.01 per share.

We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of common stock by the selling stockholders. The selling stockholders will bear any underwriting discounts and commissions attributable to their sale of common stock in this offering, and we will generally bear the remaining expenses.

The selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, in the over-the-counter market, in one or more transactions other than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the selling stockholders may sell or otherwise dispose of their shares hereunder. The selling stockholders may sell any, all or none of the shares offered by this prospectus and we do not know when or in what amount the selling stockholders may sell their shares hereunder.

Our common stock is listed on the New York Stock Exchange under the symbol “SARO.” On January 26, 2026, the last reported sale price of our common stock on the New York Stock Exchange was $32.72 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT OR FREE WRITING PROSPECTUS,CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 27, 2026.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, the selling stockholders may sell up to 187,137,524 shares of common stock from time to time in one or more offerings as described in this prospectus and in any accompanying prospectus supplement. This prospectus provides you with a general description of the shares of common stock the selling stockholders may offer. Each time the selling stockholders sell shares of our common stock using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the number of shares being offered, the pricing terms of that offering, the manner of distribution, the identity of any underwriters or other counterparties, and other specific terms related to the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any shares of common stock, you should carefully read both this prospectus and any applicable prospectus supplement and/or free writing prospectuses, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders will not make an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, information concerning our industry, competitive position and the markets in which we operate, that is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. Projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “StandardAero,” “we,” “our,” “us” and the “Company” in this prospectus, we mean StandardAero, Inc., unless otherwise specified. When we refer to “you,” we mean the potential holders of the shares of common stock.

This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements, within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” “will,” or “would” and/or the negative of these terms, or other comparable terminology intended to identify statements about the future. They appear in a number of places throughout this prospectus and in the documents incorporated by reference in this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies, the industry in which we operate and other information that is not historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained or incorporated by reference in this prospectus, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. Factors that could cause actual results to differ materially from those forward-looking statements contained or incorporated by reference in this prospectus include, among others:

•	risks related to conditions that affect the commercial and business aviation industries;

•	decreases in budget, spending or outsourcing by our military end-users;

•	risks from any supply chain disruptions or loss of key suppliers;

•	increased costs of labor, equipment, raw materials, freight and utilities due to inflation;

•	future outbreaks of infectious diseases;

•	risks related to competition in the market in which we participate;

•	loss of an original equipment manufacturers (OEMs) authorization or license;

•	risks related to a significant portion of our revenue being derived from a small number of customers;

•	our ability to remediate effectively the material weaknesses identified in our internal control over financial reporting;

•	our ability to respond to changes in GAAP;

•	our or our third-party partners’ failure to protect confidential information;

•	data security incidents or disruptions to our IT systems and capabilities;

•	our ability to comply with laws relating to the handling of personal information;

•	changes to, and the impact of, United States tariff and import/export regulations;

•	failure to maintain our regulatory approvals;

•	risks relating to our operations outside of North America;

•	failure to comply with government procurement laws and regulations;

•	any work stoppage, hiring, retention or succession issues with our senior management team and employees;

•	any strains on our resources due to the requirements of being a public company;

•	risks related to our substantial indebtedness;

•	risks related to this offering and ownership of our common stock, including the fact that Carlyle (as defined herein) owns a significant amount of our voting power; and

•	other factors disclosed or incorporated by reference in this prospectus.

As a result of these factors, we cannot assure you that the forward-looking statements contained or incorporated by reference in this prospectus will prove to be accurate. You should understand that it is not possible to predict or identify all such factors. These cautionary statements should not be construed as exhaustive and should be read in conjunction with the other cautionary statements contained or incorporated by reference in this prospectus. We operate in a competitive and rapidly changing environment. New factors emerge from time to time, and it is not possible to predict the impact of all of these factors on our business, financial condition or results of operations.

Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives, plans or cost savings in any specified time frame or at all. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained or incorporated by reference in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. We caution you not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. Forward-looking statements speak only as of the date of this prospectus or the document incorporated or deemed incorporated by reference herein. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered shares of common stock are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided below.

We file reports, proxy statements and other information with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at www.standardaero.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not, and should not be deemed to be, a part of this prospectus or the registration statement of which this prospectus is a part and you should not rely on any such information in making your decision whether to purchase shares of our common stock.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 12, 2025;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 25, 2025 (the “2024 Proxy Statement”);

•

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May  13, 2025, August  14, 2025 and November 10, 2025, respectively; and

•

our Current Reports on Form 8-K and Amended Current Reports on Form 8-K/A filed with the SEC on February  20, 2025, June  13, 2025, August  1, 2025, September  22, 2025, November  7, 2025 and December 10, 2025.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Investor Relations

StandardAero, Inc.

6710 North Scottsdale Road, Suite 250

Scottsdale, AZ 85253

e-mail: investors@standardaero.com

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Overview

We believe that we are the world’s largest independent, pure-play provider of aerospace engine aftermarket services for fixed and rotary wing aircraft, serving the commercial, military and business aviation end markets. We provide a comprehensive suite of critical, value-added aftermarket solutions, including scheduled and unscheduled engine maintenance, repair and overhaul, engine component repair, on-wing and field service support, asset management and engineering solutions. We serve a crucial role in the engine aftermarket value chain, connecting engine OEMs with aircraft operators through our aftermarket services, maintaining longstanding relationships with both. We command a leading reputation that is based upon our strong track record of safety, reliability and operational performance built over our more than 100 years of successful operations in the aerospace aftermarket.

Corporate Information

StandardAero, Inc. is a Delaware corporation incorporated on September 5, 2018. We filed our amended and restated certificate of incorporation with the Secretary of State of Delaware on October 1, 2024.

Our principal executive office is located at 6710 North Scottsdale Road, Suite 250, Scottsdale, AZ 85253, our phone number is + 1 (480) 377-3100 and our website is www.standardaero.com. We have included our website address in this prospectus as an inactive textual reference only. The information contained on, or that can be accessed through, our website is not a part of, and should not be considered as being incorporated by reference into, this prospectus.

RISK FACTORS

Investment in our common stock offered pursuant to this prospectus and any applicable prospectus supplement involves risks. Before deciding whether to invest in our common stock, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement or free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered shares of common stock. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our shares of common stock to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Forward-Looking Statements” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our common stock included in the section entitled “Selling Stockholders” to resell such shares. The selling stockholders will receive all of the net proceeds from the sale of shares of our common stock in this offering. We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will bear any underwriting discounts and commissions attributable to their sale of common stock covered by this prospectus, and we will generally bear the remaining expenses.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws, which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

General

Our authorized capital stock consists of 3,500,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. Unless the board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws.

Common Stock

Our amended and restated certificate of incorporation authorizes a total of 3,500,000,000 shares of common stock. As of January 16, 2026, 334,468,298 shares of common stock were issued and outstanding.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment in full of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There will be no sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our amended and restated certificate of incorporation authorizes a total of 100,000,000 shares of preferred stock. As of the date of this prospectus, no shares of preferred stock have been issued or are outstanding.

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the New York Stock Exchange.

These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholders Agreement

In connection with the initial public offering of shares of our common stock, which occurred on October 2, 2024 (the “IPO”), we entered into a stockholders agreement pursuant to which Carlyle Partners VII S1 Holdings II, L.P. (“Carlyle”) has specified board representation rights, governance rights and other rights. See “Certain Relationships and Related Person Transactions—Stockholders Agreement” in the 2024 Proxy Statement, incorporated by reference herein.

Exclusive Forum

Our amended and restated certificate of incorporation and our amended and restated bylaws require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware (or the federal district court for the District of Delaware or other state courts of the State of Delaware if the Court of Chancery in the State of Delaware does not have jurisdiction). Our amended and restated certificate of incorporation and amended and restated bylaws will also require that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Although we believe these provisions benefit us by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, the provisions may have the effect of discouraging lawsuits against our directors and officers. These provisions would not apply to any suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims or make such lawsuits more costly for stockholders, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation renounces, to the maximum extent permitted from time to time by Delaware law, any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of Carlyle, Hux Investment Pte. Ltd. or any of their affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates has any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Carlyle, Hux Investment Pte. Ltd. or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity is deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements. We also are authorized to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Company in such person’s official capacity against any liability asserted against and incurred by such person in or arising from that capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and, following the expiration of specified initial terms for each class, each class serving three-year staggered terms. As a result, approximately one-third of our directors are expected to be elected each year. Pursuant to the terms of the Stockholders Agreement, directors designated by Carlyle may be removed with or without cause only by the request of Carlyle. In all other cases, our amended and restated certificate of incorporation provides that directors may only be removed from our board of directors for cause by the affirmative vote of at least two-thirds of the voting power of the then outstanding shares of voting stock, following such time as when Carlyle ceases to beneficially own at least 40% of the voting power of our common stock. Prior to that time, any individual director may be removed with or without cause by the affirmative vote of a majority of the confirmed voting power of our common stock. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the board of directors or the chairperson of the board of directors; provided, however, at any time when Carlyle beneficially owns at least 40% in voting power of our common stock entitled to vote generally in the election of directors, special meetings of our stockholders may also be called by the board of directors or the chairperson of the board of directors at the request of Carlyle. Our amended and restated bylaws prohibits the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.

Requirements for Advance Notification of Stockholder Meetings, Director Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be properly brought before a meeting of our stockholders, a stockholder has to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the board of directors and the chairperson of a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation prohibits stockholder action by written consent (and, thus, requires that all stockholder actions be taken at a meeting of our stockholders) if Carlyle ceases to own at least 40% of the voting power of our common stock entitled to vote generally in the election of directors, other than certain rights that holders of our preferred stock may have to act by written consent.

Approval for Amendment of Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the board of directors is expressly authorized to adopt, amend, alter or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with Delaware law or our amended and restated certificate of incorporation. In addition, for as long as Carlyle beneficially owns at least 40% in voting power of the stock of our company entitled to vote generally in the election of directors, any adoption, amendment, alteration or repeal of our bylaws by our stockholders requires the affirmative vote of a majority in voting power of the outstanding shares of our stock present in person or represented by proxy at the meeting of stockholders and entitled to vote on such adoption, amendment, alteration or repeal. At any time when Carlyle beneficially owns less than 40% in voting power of all outstanding shares of the stock of our company entitled to vote generally in the election of directors, any adoption, amendment, alteration or repeal of our bylaws by our stockholders requires the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class.

The DGCL provides generally that the affirmative vote of holders of a majority in voting power of outstanding shares entitled to vote on the matter, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage.

Our amended and restated certificate of incorporation provides at any time when Carlyle beneficially owns less than 40% of the voting power of our common stock entitled to vote generally in the election of directors, then, in addition to any vote required by applicable law or our amended and restated certificate of incorporation, any amendment, alteration, repeal or rescission of certain provisions of our amended and restated certificate of incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent and cumulative voting, shall require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of voting stock of our company entitled to vote thereon, voting together as a single class.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations”

with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares;

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder; or

•

the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of sufficient ownership to cease to be an interested stockholder and (ii) had not been an interested stockholder but for the inadvertent acquisition of ownership within three years of the business combination.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with our company for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that Carlyle, and any of its direct or indirect transferees and any group as to which such persons or entities are a party, does not constitute an “interested stockholder” for purposes of this provision.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company N.A.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “SARO.”

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition from time to time, in one or more offerings, by the selling stockholders identified in the table below of up to an aggregate of 187,137,524 shares of common stock.

We are registering the above-referenced shares to permit the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under section titled “Plan of Distribution” herein.

The following table sets forth information concerning the shares of common stock that may be offered from time to time by each selling stockholder. The number of shares beneficially owned by each selling stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power. Percentage ownership is based on 334,468,298 shares of our common stock outstanding as of January 16, 2026. In computing the number of shares beneficially owned by a selling stockholder and their percentage ownership, shares of common stock subject to options, warrants or other rights held by such selling stockholder that are currently exercisable or will become exercisable within 60 days of January 16, 2026 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other selling stockholder. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of one or more offerings. Each of the selling stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the selling stockholder unless noted otherwise.

The applicable prospectus supplement will disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of such prospectus supplement.

The information in the following table has been provided to us by or on behalf of the selling stockholders and the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares after the date on which they provided us with information regarding their shares. A selling stockholder may sell all, some or none of its shares from time to time in one or more offerings. See the section titled “Plan of Distribution.”

	Before the Offering			After the Offering
	Number of Shares of Common Stock	Percentage	Maximum Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock	Percentage
Investment funds affiliated with The Carlyle Group(1)	152,673,891	45.6%	152,673,891	—	—
GIC(2)	34,463,633	10.3%	34,463,633	—	—

(1)

Carlyle Partners VII S1 Holdings II, L.P. (“Carlyle Partners VII”) is the record holder of these shares. The Carlyle Group Inc., which is a publicly traded entity listed on Nasdaq, is the sole shareholder of Carlyle Holdings I GP Inc., which is the sole member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which, with respect to the shares reported herein, is the managing member of CG Subsidiary Holdings L.L.C., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group VII S1, L.L.C., which is the general partner of TC Group VII S1, L.P., which is the general partner of Carlyle Partners VII. Accordingly, each of the foregoing entities (collectively, the “Carlyle Parties”) may be deemed to share beneficial ownership of the shares held of record by Carlyle Partners VII. Voting and investment determinations with respect to the shares held by Carlyle Partners VII are made by an investment committee of TC Group VII S1, L.P., comprised of William Conway, Jr., Daniel D’Aniello, David Rubenstein, Allan

Holt, Sandra Horbach, Brian Bernasek, James Burr, Ian Fujiyama, Patrick McCarter, William McMullan, Martin Sumner, Stephen Wise, Anna Tye, Jeremy Anderson and Marco De Benedetti as a non-voting observer. Accordingly, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the shares held of record by Carlyle Partners VII. Each of them disclaims beneficial ownership of such shares. The address for each of the Carlyle Parties is c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW, Suite 220 South, Washington, D.C. 20004
(2)

The shares are held of record by Hux Investment Pte. Ltd. (the “GIC Investor”). The GIC Investor shares the power to vote and the power to dispose of these shares with GIC Special Investments Pte. Ltd. (“GIC SI”) and GIC Private Limited (“GIC”), both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC and is the private equity and infrastructure arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address for the GIC Investor is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use one or more of, or a combination of, the following methods when disposing of the shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	distributions to the selling stockholders’ employees, partners, members or stockholders;

•

through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 or Rule 904 under the Securities Act, if available, or Section 4(a)(1) under the Securities Act, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of common stock or interests in shares of common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short and deliver these shares to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). In such event, any profits realized by such selling stockholders or compensation received by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Exchange Act, during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We are required to pay all fees and expenses incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earliest of (a) such time as all of the shares covered by this prospectus have been sold pursuant to the registration statement and (b) such time as the shares become eligible for resale by non-affiliates without any volume limitations or other restrictions pursuant to Rule 144(b)(1)(i) or any other rule of similar effect.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP. Additional legal matters may be passed upon for us, the selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2023 and for each of the two years in the period ended December 31, 2023 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (PwC Canada), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2024 and for the year then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (PwC US), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

50,000,000 Shares

StandardAero, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Joint Bookrunning Managers

Morgan Stanley	J.P. Morgan	RBC Capital Markets

BofA Securities	Jefferies	UBS Investment Bank

BTIG	CIBC Capital Markets	Citizens Capital Markets	Mizuho	Wolfe | Nomura Alliance	Santander	Societe Generale

Co-Managers

Carlyle	Amerivet Securities	Drexel Hamilton

January 27, 2026.